Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial information gives effect to the acquisition and the financing effectuated (the “Acquisition”) related to the business of HistoTox Labs, Inc., a Colorado corporation (“HistoTox Labs”), by Inotiv – Boulder HTL, LLC (“Inotiv – Boulder HTL”), a wholly owned subsidiary of Inotiv, Inc. (“Inotiv”), pursuant to the terms of the Asset Purchase Agreement (the “Purchase Agreement”), dated as of April 30, 2021, between Inotiv – Boulder HTL and HistoTox Labs and the merger and financing effectuated (the “Merger”) related to the business of Bolder BioPATH, Inc., a Colorado corporation (“Bolder BioPATH”), by Inotiv – Boulder, LLC (“Inotiv – Boulder”), an Indiana limited liability company and wholly owned subsidiary of Inotiv, Inc., pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), closed as of April 30, 2021 and consummated on May 3, 2021, between Inotiv – Boulder and Bolder BioPATH. The unaudited pro forma condensed combined financial data set forth below gives effect to the following (dollars in thousands):

•	the completion of the Acquisition, which closed on April 30, 2021 with a total transaction value of $22,321, funded by $22,321 in cash;
•

the completion of the Merger, which closed on April 30, 2021 and consummated on May 3, 2021 with a total transaction value of $54,855, funded by $18,903 in cash, 1,588,235 of the Company’s common shares valued at $34,452 and seller notes in an aggregate principal amount of $1,500;

•

the incurrence of $15,000 of additional debt to fund a portion of the cash portion of the Acquisition and the Merger consideration and pay fees and expenses related to the Acquisition and the Merger; and

•

the completion of an underwritten public offering of 3,044,117 common shares, all of which were sold at a price to the public of $17.00 per share. Net proceeds to the Company from the offering were approximately $48,971, after deducting the underwriting discount and estimated offering expenses.  A portion of the proceeds from the public offering were used to fund a portion of the cash consideration in connection with the Acquisition and the Merger.

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and the Merger as if they occurred on September 30, 2020 and the unaudited pro forma condensed combined statements of operations give effect to the Acquisition and the Merger as if it occurred as of the beginning of the period, October 1, 2019. The unaudited pro forma condensed combined financial data has been prepared by management in accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”) and is not necessarily indicative of what the combined financial position or results of operations actually would have been had the Acquisition and the Merger been completed as of the dates indicated, nor is it indicative of future results or financial position of the combined company. In addition, the unaudited pro forma condensed combined financial data do not purport to project the future financial position or results of operations of the combined entity. Differences between these preliminary estimates and the final acquisition accounting will likely occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Inotiv’s future results of operations and financial position. There were no material transactions between Inotiv and Bolder BioPath or HistoTox Labs during the period presented in the unaudited pro forma condensed combined financial data that would need to be eliminated; however, there were material sales transactions between HistoTox Labs and Bolder BioPath during the period presented in the unaudited pro forma condensed combined financial data that have been eliminated and described in the footnotes to the financial data.

The unaudited pro forma condensed combined financial data have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“U.S. GAAP”), with Inotiv being the accounting acquirer. The pro forma adjustments are preliminary and based on currently available information and are subject to change. Under the acquisition method generally all assets acquired and liabilities assumed are recorded at their respective fair values as of the date the acquisition is completed. For pro forma purposes, the fair value of the Bolder BioPATH and HistoTox Labs respective business’s tangible and identifiable intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of April 30, 2021. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Management believes that the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The unaudited pro forma condensed combined financial data gives pro forma effect to events that are directly attributable to the Acquisition and the Merger, are factually supportable, and with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results. All financial data included in the unaudited condensed combined financial data is presented in thousands of U.S. dollars and has been prepared on the basis of U.S. GAAP and Inotiv’s accounting policies.

The pro forma adjustments in this document include the final terms of the additional debt funding, the issuance of shares to effect the Merger, and the preliminary determination of the fair value of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial data presented is for informational purposes only. The unaudited pro forma condensed combined statements of operations do not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisition and the Merger or any acquisition and integration costs that may be incurred. The pro forma adjustments, which Inotiv believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial data.

The unaudited pro forma financial data reflects cash paid at the closing of the Acquisition and the Merger, which is subject to a purchase price adjustment related to the final closing statement for assets acquired and liabilities assumed. The total cash consideration will be adjusted, as needed, based on the final net asset position per the terms of the Purchase Agreement and the Merger Agreement. Inotiv issued a set number of consideration shares with a value of $34,452 thousand at the closing of the Merger.

The unaudited pro forma condensed combined financial data should be read together with the Bolder BioPATH and HistoTox Labs respective business’s audited combined financial statements as of December 31, 2020 and for the year then ended, included as Exhibit 99.2 and Exhibit 99.3 to Inotiv's Current Report on Form 8-K, filed with the SEC on April 20, 2021, as well as Inotiv’s consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended September 30, 2020.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended September 30, 2020

	Inotiv, Inc. Historical	Bolder BioPATH Inc. Historical	HistoTox Labs Inc. Historical
	Fiscal Year Ended September 30, 2020	Fiscal Year Ended December 31, 2020	Fiscal Year Ended December 31, 2020	Pro Forma Adjustments Increase (Decrease)		Notes	Inotiv, Inc. Pro Forma Combined
Total Revenue	$60,469	$12,932	$9,116	$(778)		(f)	$81,739
Cost of Revenue	42,232	7,855	5,217	(1,273)		(a)(f)	54,031
Gross profit	18,237	5,077	3,899	495			27,708
Operating expenses:
Selling	3,373	—	44	—			3,417
Research and development	950	—	—	—			950
General and administrative	16,977	3,486	1,588	2,538		(a)(d)	24,589
Total operating expenses	21,300	3,486	1,632	2,538			28,956
Operating income (loss)	(3,063)	1,591	2,268	(2,044)			(1,248)
Other income	15	5	6				26
Interest expense	(1,490)	(96)	(44)	(604)		(b)	(2,234)
Net income (loss) before income taxes	(4,538)	1,500	2,230	(2,648)			(3,456)
Income tax expense	147	390	580	(688)		(c)	428
Net (loss) income	$(4,685)	$1,110	$1,650	$(1,959)			$(3,885)
Other comprehensive income	—	—	—	—			—
Comprehensive (loss) income	$(4,685)	$1,110	$1,650	$(1,959)			$(3,885)

Basic net income (loss) per share	$(0.43)						$(0.29)
Diluted net income (loss) per share	$(0.43)						$(0.29)

Weighted common shares outstanding:
Basic	10,851			4,632	(e)		15,483
Diluted	10,851			4,632	(e)		15,483

(a)

Reflects the impact of net changes in Bolder BioPATH and HistoTox Labs number of employees, employee (including previous owners) wages, salaries and benefits in order to align with Inotiv's internal human resource policies based upon job description and related responsibilities of employees that transferred with the Acquistion and the Merger.

(b)	Reflects the impact on the net change in borrowings resulting from the Acquisition and the Merger and the associated impact of additional interest expense (in thousands).
(c)	The estimated tax impact is based on an assumed tax rate of 26%, which is a blended average statutory rate based on the assumed jurisdiction for the pro forma adjustments and current structure.
(d)

Represents the incremental amortization expense for intangible assets of approximately $2,753 thousand resulting from the Acquisition and the Merger. Amortization expense is based on the estimated fair value of the customer relationships and non-compete agreements and assuming an average life of 8 years and 5 years, respectively. If the fair value changed by 10%, amortization expense would change by $0.3 million for the year ended September 30, 2020.

(e)

The weighted average number of shares outstanding reflects the issuance of 3,044 thousand common shares in connection with Inotiv's underwritten public offering in April 2021, from which a portion of the proceeds were used to fund the Acquisition and the Merger. Additionally, the weighted average number of shares outstanding also reflects the issuance of 1,588 thousand common shares to the holders of all of the outstanding common shares of Bolder BioPATH at closing of the merger. Total weighted average shares of 15,483 thousand is calculated as 3,044 thousand shares as a result of the public offer plus 1,588 thousand shares issued to the holders of all of the outstanding common shares of Bolder BioPATH plus 10,851 thousand shares issued and outstanding as of September 30, 2020. During certain periods we have a reported net loss. Therefore, dilutive common shares are not assumed to have been issued since their effect is anti-dilutive. As a result, basic and diluted weighted average shares are the same, causing diluted net loss per share to be equivalent to basic net loss per share.

(f)	Reflects the impact on sales from HistoTox Labs to Bolder BioPATH and the related cost of sales for the year-ended December 31, 2020 (in thousands).

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020

	Inotiv, Inc. Historical	Bolder BioPATH Inc. Historical	HistoTox Labs Inc. Historical
	As of September 30, 2020	As of December 31, 2020	As of December 31, 2020	Pro Forma Adjustments	Notes	Inotiv, Inc. Pro Forma Combined
Assets
Current assets
Cash	$1,406	$41	$924	$22,925	(h)	$24,372
Account receivables
Trade, net of allowance	8,681	2,887	1,157			11,568
Unbilled revenues	2,142	1,456	9			3,598
Inventories, net	700	—	—			700
Prepaid expenses	2,371	45	—			2,416
Total current assets	15,300	4,429	2,090	22,925		42,654
Property and equipment, net	28,729	5,094	3,130	2,657	(g)	36,480
Operating lease right-of-use assets, net	4,001	1,846	1,218			5,847
Financing lease right-of-use assets, net	4,778	—	—			4,778
Lease rent receivable	75	—	—			75
Deferred tax asset	—	—	—			—
Goodwill	4,368	—	—	41,639	(g)	46,007
Other intangible assets	4,261	—	—	21,000	(g)	25,261
Other assets	81	70	25			151
Total assets	$61,593	$11,439	$6,463	$88,221		$161,253
Liabilities
Current liabilities
Accounts payable	$3,196	$147	$262	$—		$3,343
Restructuring liability	168	—	—	—		168
Accrued expenses	2,688	199	380	(136)	(g)	2,751
Customer advances	11,392	778	458			12,170
Revolving line of credit	—	—	—			—
Capex line of credit	2,613	—	—			2,613
Current portion of long-term operating leases	866	329	214			1,195
Current portion of long-term financing leases	4,728	—	—			4,728
Current portion of long-term debt	5,991	1,636	498	711	(g)	8,338
Total current liabilities	31,642	3,089	1,812	575		35,306
Long-term operating leases, net	3,344	2,307	1,487			5,651
Long-term financing leases, net	44	—	—			44
Long-term debt, less current portion, net of debt issuance costs	18,826	174	401	12,855	(g)	31,855
Deferred tax liability	141	—	—			141
Total liabilities	53,997	5,570	3,700	13,430		72,997
Shareholders’ Equity
Preferred Stock	25	—	—	—		25
Common Stock	2,706	1	—	1,157	(j),(g)	3,864
Additional paid in capital	26,775	—	—	82,265	(j),(g)	109,040
Retained Earnings / (Accumulated deficit)	(21,910)	5,868	2,763	(8,631)	(j)	(24,673)
Total shareholders’ equity	7,596	5,869	2,763	74,791		88,256
Total liabilities and shareholders’ equity	$61,593	$11,439	$6,463	$88,221		$161,253

(g)	Reflects the preliminary purchase price allocation among assets acquired and liabilities assumed as set forth below (in thousands):

	Bolder BioPATH	HistoTox Labs
Estimated purchase price(8):
Cash(1)	$18,500	$22,321
Stockholder Note(2)	1,500	—
Inotiv shares(3)	34,452	—
Total	54,452	22,321
Preliminary purchase price allocation(8):
Net assets as of the Acquisition/Merger date	5,869	2,763
Adjustments to remove liabilities not acquired(4)	1,946	899
Adjusted net assets as of the Acqusitition/Merger date	7,815	3,662
Preliminary fair value adjustments to net assets acquired
Increase Property and equipment to fair value(5)	1,710	947
Record acquired intangible assets at fair value(6)	12,500	8,500
Preliminary fair value of net assets acquired	14,210	9,447
Allocation to goodwill(7)	$32,427	$9,212

(1)	The cash consideration is based on the Purchase Agreement and adjusted for the amount of working capital at the related acquisition/merger date and other contractual adjustments (including existing indebtedness and certain tax positions). The total cash consideration will be adjusted, as needed, based on the final net asset position per the terms included within the Purchase Agreement and Merger Agreement.
(2)	Inotiv issued $1,500 thousand in unsecured, subordinated promissory notes to the holders of common shares of Bolder BioPATH as consideration transferred in connection with the Merger.
(3)	Inotiv issued 1,588 thousand shares to the holders of all of the outstanding common shares of Bolder BioPATH at $25.52 per share as of May 3, 2021 as consideration transferred in connection with the Merger. Per the terms of the Merger Agreement, there is a mandatory lock-up period for 1-year. As such, a discount has been applied for the lack of marketability of the securities.
(4)	Certain liabilities reflected on the Bolder BioPATH and HistoTox Labs business’s historical combined statement of financial position were not acquired by Inotiv pursuant to the terms of the Purchase Agreement and Merger Agreement, respectively.
(5)	Represents the adjustment to record Property and equipment at fair value. The preliminary fair value estimate was calculated using a combination of cost and market-based methodologies.
(6)	Represents the recognition of intangible assets (e.g. customer relationships, non-compete agreements) at preliminary fair value. The preliminary fair value estimate was calculated by using the multi-period excess earning method within the income approach.
(7)	The pro forma adjustment to goodwill represents goodwill of $41,639 thousand.
(8)	The valuation of assets acquired and liabilities assumed has not yet been finalized as of June 30, 2021. The purchase price allocation is preliminary and subject to change, including the valuation of property and equipment, intangible assets, income taxes and goodwill, among other items. The amounts recognized will be finalized as the information necessary to complete the analysis is obtained, but no later than one year after the acquisition date. Finalization of the valuation during the measurement period could result in a change in the amounts recorded for the acquisition date fair value.

(h)	Reflects the impact on cash and cash equivalents of the Acquisition as follows (in thousands):

Amount
Net proceeds from borrowings (Note I)	$14,775
Net proceeds from equity raise(9)	48,971
Cash consideration for the Acquisition (Note G)	(40,821)
Pro forma adjustment	22,925

(9)	Represents an underwritten public offering of 3,044,117 of its common shares. All of the shares were sold at a price to the public of $17.00 per share. Net proceeds to the Company from the offering were approximately $48,971 thousand, after deducting the underwriting discount and estimated offering expenses, a portion of which net proceeds were used to fund parts of the cash consideration under the Acquistion and the Merger.

(i)	Reflects the impact on the net change in borrowings resulting from the Acquisition and the Merger and the associated impact of additional interest expense (in thousands):

		Interest Expense
	Amount	Year Ended September 30, 2020
Term Loan 9 and 10(10)	$15,000	538
Promissory Notes(11)	1,500	66
TL9 and 10 debt issuance costs(10)	(225)	—
Total	$16,275	604

(10)	Represents the total borrowings of the debt instruments Term Loan 9 and 10 Inotiv entered into to fund the Acquisition and the Merger. This includes an interest rate at 3.85% for both Term Loan 9 and 10. The debt issuance costs are amortized over an estimated life of 5 years.
(11)	Represents the total borrowings of the unsecured subordinated promissory notes payable to the former shareholders of Bolder BioPATH entered into as consideration transferred in connection with the Merger. This includes an interest rate at 4.5% per annum for the promissory notes.
(j)	Represents the elimination of the historical equity of Bolder BioPATH and HistoTox Labs, the impact of the Acquisition and the Merger and the related equity raise as follows (in thousands):

	Common Stock	Additional Paid In Capital	Retained Earnings / Accumulated Deficit	Total
Eliminate BioPATH's equity	$(1)	$—	$(5,868)	$(5,869)
Eliminate HistoTox Lab's equity	—	—	(2,763)	(2,763)
Share consideration (Note G)	397	34,055	—	34,452
Equity raise (Note H)	761	48,210	—	48,971
Total	$1,157	$82,265	$(8,631)	$74,791